UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2008

Sinoenergy Corporation
(Exact name of registrant as specified in its charter)

Nevada	0-30017	84-1491682
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1603-1604, Tower B Fortune Centre Ao City, Beiyuan Road, Chaoyang District, Beijing China, 100107
(Address of principal executive offices)

Registrant’s telephone number, including area code:	86-10-84928149

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement

On January 11, 2008, Sinoenergy Corporation (the “Company”), through its wholly-owned subsidiary, Sinoenergy Holding Limited, entered into an agreement with Zhenghong Wang (“Mr. Wang”), Hengfu Guo (“Mr. Guo”) and Jie Shi (“Mr. Shi,” and collectively with Mr. Wang and Mr. Guo, the “Sellers”) pursuant to which the subsidiary would acquire from the Sellers 100% of the outstanding equity interest of Hong Kong Giant Power International Investment Ltd. (“HK Power”), whose assets solely consist of the following direct or indirect investments: (i) 35% equity interest in Zhengzhou Zhongyou Hengran Co. Ltd. (ii) 39.75% equity interest of Anhui Zhongyou Hengran Co. Ltd., (iii) 10% equity interestNanjing Zhongyou Hengran Co. Ltd. and (iv) 9% equity interest of Nanjing Qixia Hengran Co. Ltd., for a purchase price of CNY64 million, or approximately $8.75 million, based on the current exchange ratio. The purpose of the acquisition was to enable the Company to acquire the minority equity interests set forth above.

The purchase price is payable in installments, as follows:

•	An initial payment equal to 40% of the purchase price is due and payable five business days after the agreement was signed, which is January 18, 2008.

•	A second payment equal to 60% of the purchase price, is due within five business days after certain conditions and government approvals are received.

The sellers own a 45% interest in Hubei Gather Gas Co. Ltd. The sellers have guaranteed that the Company will recognize RMB8 million from HK Power for 2008. In the event that the audited income of HK Power for 2008 is not at least RMB$8 million, then the sellers shall transfer shares of Hubei Gather Gas Co. having a value equal to the shortfall in HK Power’s net income. The RMB8 million target is equivalent to $1.1 million at the current exchange rates. The actual income from HK Power for 2008 in United States dollars will be based on the conversion rates the then effect exchange ratios.

A copy of the English translation to the agreement is filed as Exhibit 99.2.

Item 9.01 Financial Statements and Exhibits.

Exhibits

99.1 99.2	Press Release, dated January 28, 2007 English translation of Equity Transfer Agreement dated January 11, 2008, between Sinoenergy Holding Limited, Zhenghong Wang, Hengfu Guo and Jie Shi

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SINOENERGY CORPORATION
(Registrant)

Date: January 28, 2008	/s/ Qiong (Laby) Wu
Qiong (Laby) Wu, Chief Financial Officer